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                                                                Exhibit 3.1 (iv)


                       CERTIFICATE OF STOCK DESIGNATION
                                      OF
                         MONTGOMERY WARD HOLDING CORP.

       Certificate of the Designation, preferences and relative participating, optional and other special rights of the Series C Preferred Stock, par value $1.00 per share, and the qualifications, limitations and restrictions thereof which have not been set forth in the Certificate of Incorporation, as amended.

              __________________________________________________

                Pursuant to Sections 141 and 151 of the General
                   Corporation Law of the State of Delaware
              __________________________________________________

       The undersigned, Roger V. Goddu, as Chief Executive Officer of
Montgomery Ward Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the Board of Directors of the Corporation, by unanimous written consent, duly adopted the following resolution:

RESOLVED: That the Board of Directors hereby provides for the issue of a series of shares pursuant to the provisions of Part B of Article FOURTH of the Certificate of Incorporation of $1.00 par value Additional Preferred Stock of the Corporation and hereby fixes for designation, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as follows:

This series is designated as the Series C Preferred Stock of the Corporation (the "Series C Preferred Stock"). Except as otherwise provided herein, each share of Series C Preferred Stock shall be identical in all respects to all other shares of Series C Preferred Stock and shall entitle the holder thereof to the same rights and privileges as to which the holders of the other shares of Series C Preferred Stock are entitled. The Series C Preferred Stock shall consist of 1,000 shares, as issued from time to time and as decreased from time to time (but not below the number of shares of the Series C Preferred Stock then outstanding), by further resolution of the Board of Directors.

     1.   Rank.     The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to the Common Stock, but junior to the Senior Preferred Stock.

     2.   Dividends.

              (a) In each year, the holders of the shares of Series C Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock or any other Stock Junior to the Series C Preferred Stock (defined in Section 2(a)(i)(A)), when and as declared by the Board of Directors, except as may be prohibited by Section 5, out of funds legally available for that purpose, cumulative cash dividends payable quarterly in arrears on the last business day of March, June, September and December (each of such dates being a "Dividend Payment Date") at a rate per annum equal to 15% based on the then effective Liquidation Payment (defined in Section 3(a)) (computed after taking into account Accrued Dividends (defined in Section 2(c)(i)) (the "Dividend Rate"); provided, however, that the dividend payable on the Dividend Payment Date with respect to any share of Series C Preferred Stock first occurring after the date of first issuance (the "Issuance Date") shall be based upon the number of days from and

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       including March 4, 1997 (the "Initial Accrual Date") up to and including such Dividend Payment Date and a 365-day year. The period from the Initial Accrual Date to the initial Dividend Payment Date and each quarterly period between consecutive Dividend Payment Dates, shall hereinafter be referred to as a "Dividend Period." Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days prior to the respective Dividend Payment Date. Dividends on the Series C Preferred Stock shall be cumulative from the Initial Accrual Date (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends). If for any reason the full dividend on any Dividend Payment Date is not paid in cash, the unpaid amount of such Accrued Dividend shall automatically without any further action of the Board of Directors be deemed added to the amount of the Liquidation Payment on such Dividend Payment Date. It is further provided that:

               (i) except as provided in Section 2(a)(ii), the Corporation shall not take any of the following actions:

                    (A) declare, order or pay any dividend on any class of stock ranking as to dividends or on liquidation junior to the Series C Preferred Stock (such junior stock being herein sometimes referred to as the "Stock Junior to the Series C Preferred Stock"), or

                    (B) redeem any Stock Junior to the Series C Preferred Stock,

          (each of such actions described in clauses 2(a)(i)(A) or (B) above being herein sometimes referred to as a "Junior Distribution" and the proposed date of each such action being herein sometimes referred to as a "Proposed Junior Distribution Date") if the Corporation shall not, on or before the Proposed Junior Distribution Date, have completed both of the following:

                    (1) declared on the outstanding shares of Series C Preferred
               Stock, and paid or set apart for payment, all "Accrued Dividends" (defined in Section 2(c)(i)) to the Proposed Junior Distribution Date and

                    (2) paid or deposited as required in this Certificate of
               Designation all amounts payable to holders of Series C Preferred Stock in respect of the mandatory redemption required to have been paid or deposited for their benefit on the "Mandatory Redemption Date" (defined in Section 4(i), if such Mandatory Redemption Date occurs on or prior to such Proposed Junior Distribution Date.



               (ii) the Corporation may redeem or purchase any shares of Common Stock in accordance with either (x) the terms, conditions and provisions of the "Stockholders Agreement" (defined in Section C.1 of Article FOURTH of the Certificate of Incorporation) or (y) the Terms and Conditions (as defined in the Stockholders Agreement), if on or before the date of each such proposed Common Stock redemption or purchase (each such time, with respect to redemptions or purchases under either the Stockholders Agreement or the Terms and Conditions,

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          being herein sometimes referred to as a "Proposed Common Stock
          Repurchase Date"), the Corporation shall have:

                    (A) declared on the outstanding shares of Series C Preferred
               Stock, and paid or set apart for payment, all Accrued Dividends (defined in Section 2(c)(i)) through all Dividend Payment Dates occurring on or prior to such Proposed Common Stock Repurchase Date, and

                    (B) paid or deposited as required in this Certificate of
               Designation all amounts payable to holders of Series C Preferred Stock in respect of the mandatory redemption required to have been paid or deposited for their benefit on the "Mandatory Redemption Date" (defined in Section 4(i)), if such Mandatory Redemption Date occurs on or prior to such Proposed Common Stock Repurchase Date.

       All dividends declared upon Series C Preferred Stock and any other class of stock ranking on a parity as to dividends with the Series C Preferred Stock shall be declared pro rata per share.

          (b) Each fractional share of the Series C Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends to which each outstanding full share of the Series C Preferred Stock is entitled pursuant to Section 2(a) hereof, and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 2(a) with respect to dividends on each outstanding full share of the Series C Preferred Stock.

          (c)  Definitions.

               (i) The term "Accrued Dividends" with respect to the Series C Preferred Stock shall mean, as of any given time, the then "Full Cumulative Dividends" (defined in Section 2(c)(ii)) less the amount of all dividends theretofore paid in cash upon the relevant shares of Series C Preferred Stock.

               (ii) The term "Full Cumulative Dividends" with respect to the Series C Preferred Stock shall mean (whether or not in any Dividend Period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends upon the relevant shares at the full rate fixed for Series C Preferred Stock as provided herein for the period of time elapsed from the Initial Accrual Date to the date as of which Full Cumulative Dividends are computed.

          (d) Shares of Series C Preferred Stock which have been issued and reacquired in any manner, including shares purchased or exchanged, shall not be reissued.


       3. Rights on Liquidation, Dissolution or Winding Up.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders,

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       whether from capital, surplus or earnings, except as may be prohibited by
       Section 5, but after payments required to be made to the holders of any stock ranking senior upon liquidation to the Series C Preferred Stock and before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series C Preferred Stock, an amount equal to one hundred thousand dollars ($100,000) per share, plus an amount equal to Accrued Dividends (as defined in Section 2(c)(i)) to the date of payment (the "Liquidation Payment"). If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Series C Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series C Preferred Stock, shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation after payment shall have been made to the holders of shares of Series C Preferred Stock and any class of stock ranking on liquidation on a parity with the Series C Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class or classes of stock ranking on liquidation junior to the Senior Preferred Stock shall be entitled, to the exclusion of the holders of shares of Series C Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

          (b) The Liquidation Payment with respect to each fractional share of the Series C Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Payment with respect to each outstanding share of Series C Preferred Stock.

          (c) For the purposes of this Section 3, neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation, unless such transaction shall be in connection with the liquidation, dissolution or winding up of the Corporation.

       4. Redemption

          (a)  Mandatory Redemption.


               (i) Except as may be prohibited by Section 5, on September 30, 2002, the Corporation shall redeem all of the outstanding shares of Series C Preferred Stock at a redemption price of (A) one hundred thousand dollars ($100,000) per share (payable in cash or other consideration as the Corporation and holders of a majority of the Series C Preferred Stock may agree), plus (B) an amount equal to Accrued Dividends (defined in Section 2(c)(i)) to the date of payment (the "Redemption Price") (each such date being herein sometimes referred to as the "Mandatory Redemption Date")

               (ii) On and after the Mandatory Redemption Date (unless default shall be made by the Corporation in depositing moneys for the payment of the Redemption Price as hereinafter provided), all rights of the holders of shares of Series C Preferred Stock as stockholders of the Corporation with respect to those shares of Series C Preferred

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          Stock to be redeemed, except the right to receive the Redemption Price as hereinafter provided, shall cease and terminate.

               (iii) The Corporation shall provide moneys for the payment of the Redemption Price by depositing on the Mandatory Redemption Date the amount thereof for the account of the holders of record of the Series C Preferred Stock entitled thereto with Bank of America Illinois, or such other bank or trust company doing business in the City of Chicago, as may be designated by (A) the holders of not less than a majority of the outstanding shares of Series C Preferred Stock, and, failing said designation, (B) the Corporation, as paying agent for the benefit of such holders. The holders of the shares of Series C Preferred Stock redeemed shall surrender to the Corporation the certificates for the shares of Series C Preferred Stock so redeemed. Upon notification by such designated bank or trust company to the holders of the Series C Preferred Stock that such moneys representing the Redemption Price have been deposited by the Corporation, the shares designated for redemption shall no longer be outstanding, whether or not the certificates for the shares so redeemed have been received by the Corporation on the date of such notification and all rights relating thereto shall cease and terminate.

          (b)  Optional Redemption.

               (i) So long as any shares of Series C Preferred Stock are outstanding, except as may be prohibited by Section 5, the Corporation may, at the option of the Board of Directors, at any time or from time to time after the Issuance Date, redeem the whole or any part of such Series C Preferred Stock. Any redemption pursuant to this Section 4(b)(i) shall be at the Redemption Price. If less than all the shares of Series C Preferred Stock at any time outstanding shall be called for redemption, the redemption shall be made pro rata with respect to such shares and in such manner as may be prescribed by resolution of the Board of Directors. The date of each such redemption is herein sometimes referred to as an "Optional Redemption Date".

               (ii) Notice of every redemption pursuant to this Section 4(b) shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Series C Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed not less than ten (10) business days in advance of the Optional Redemption Date to the holders of record of the shares of Series C Preferred Stock so to be redeemed. On and after the Optional Redemption Date, unless default shall be made by the Corporation in providing moneys to the bank or trust company for the account of the holders of record of the Series C Preferred Stock as provided in Section 4(a)(iii) for the payment of the Redemption Price, all rights of the holders of Series C Preferred Stock as stockholders of the Corporation with respect to those shares of Series C Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate whether or not the certificates for the shares so redeemed have been received by the Corporation as provided in Section 4(a)(iii). In this Section 4(b)(ii), a business day refers to any day, except a Saturday, Sunday or any day on which banks in the City of Chicago are authorized or required by law to close.

          (c) Each fractional share of the Series C Preferred Stock outstanding shall be entitled to a ratably proportionate fraction of the Redemption Price payable in respect of

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       each outstanding full share of the Series C Preferred Stock pursuant to this Section 4, and such fraction of the price shall be payable in the same manner and at such times as provided for in this Section 4 with respect to redemptions of each outstanding full share of the Series C Preferred Stock.

          (d) The foregoing provisions of this Section 4 to the contrary notwithstanding but without limitation of the Corporation's obligations to make mandatory redemptions as required by Section 4(a), unless the Accrued Dividends on all outstanding shares of Series C Preferred Stock shall have been paid in cash or contemporaneously are declared and paid through the date of a proposed optional redemption, none of the shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Corporation shall not purchase by optional redemption or otherwise acquire any shares of Series C Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

          (e) If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in accordance with the provisions of this Certificate of Designation, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors.

       5. Restriction on Payments. Anything contained in this Article to the contrary notwithstanding, no cash dividends or dividends paid by transfer of any other property on shares of the Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation, no distribution in respect of the Series C Preferred Stock shall be paid or set apart for payment by the Corporation, and no payment shall be made by the Corporation with respect to any redemption of Series C Preferred Stock (such payments, distributions and settings aside being herein sometimes referred to collectively as "Distributions") at any time when the terms and provisions of any agreement to which the Corporation or any other member of the "Ward Group" (defined in Section C.1 of Article FOURTH of the Certificate of Incorporation) is a party relating to indebtedness for money borrowed specifically prohibits or limits such Distribution (and such Distribution exceeds said limits), or such Distribution would constitute a breach, default or event of default thereunder.

       6. Voting Rights. Except as expressly provided in the Certificate of Incorporation, this Certificate of Designation or as required by law (in relation to which the holders of shares of Series C Preferred Stock shall be treated as a class), the holders of shares of Series C Preferred Stock shall not have voting rights and at every meeting of the stockholders of the Corporation, or by written consent in lieu of any such meeting, all voting power in the election of directors and/or for all other purposes shall be vested exclusively in the holders of shares of Common Stock. Without limitation of the next preceding sentence and without implication that the contrary would otherwise be true, no consent of the holders of Series C Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation of any class of stock of the Corporation junior in right as to dividends and upon liquidation to the Series C Preferred Stock, or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

       7. Amendment. The Certificate of Incorporation of the Corporation shall not be

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     amended in any manner which would alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect the holders thereof adversely (including, without limitation, providing for the creation of any new class of capital stock senior to, or on a parity with, the Series C Preferred Stock as to dividend, redemption rights or on liquidation) without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class. The Board of Directors reserves the right to act by resolution from time to time to decrease the number of shares which constitute Series C Preferred Stock (but not below the number of shares thereof outstanding).

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     IN WITNESS WHEREOF, MONTGOMERY WARD HOLDING CORP. has caused this certificate to be signed by Roger V. Goddu, its Chief Executive Officer, and attested by Spencer H. Heine, its Secretary, this 29th day of May, 1997.


                                         MONTGOMERY WARD HOLDING CORP.



                              By:  /s/ Roger V. Goddu
                                   ---------------------------------------------
                                    Roger V. Goddu
                                    Chief Executive Officer



(CORPORATE SEAL)



ATTEST:


By:   /s/ Spencer H. Heine
   -----------------------------------------
       Spencer H. Heine
       Secretary



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